Exhibit 8.3

[LETTERHEAD OF PEPPER HAMILTON LLP]

October 26, 2007

Yardville National Bancorp

2465 Kuser Road

Hamilton, NJ 08960

Ladies and Gentlemen:

We have acted as counsel to Yardville National Bancorp, a New Jersey corporation (“Company”), in connection with the Agreement and Plan of Merger, dated as of June 6, 2007 (the “Agreement”), by and between The PNC Financial Services Group, Inc., a Pennsylvania corporation (“Acquirer”), and Company, pursuant to which Company will merge with and into Acquirer with Acquirer surviving (the “Merger”). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Agreement.

Pursuant to Section 9.1.6 of the Agreement, you have requested our opinion regarding certain U.S. federal income tax consequences of the Merger. For the purpose of rendering our opinion, we have examined and are relying, with your permission (without any independent investigation or review thereof other than such investigation and review as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1. The Agreement;

2. The Registration Statement of Acquirer on Form S-4, filed with the SEC with respect to Acquirer Common Stock to be issued to the stockholders of Company in connection with the Merger (the “Registration Statement”), and the proxy statement-prospectus included in the Registration Statement (the “Proxy Statement-Prospectus”), including any amendments thereto;

3. The representations made to us by Acquirer in their letter to us dated the date hereof;

4. The representations made to us by Company in its letter to us dated the date hereof; and

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October 26, 2007

5. Such other instruments and documents related to the formation, organization and operation of Acquirer and Company and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement-Prospectus and in accordance with the provisions of the Agreement without the waiver of any conditions to any party’s obligation to effect the Merger, (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) that the statements and representations contained in the Documents are accurate and will continue to be accurate at all relevant times, (vi) that covenants and warranties set forth in the Documents will be complied with and (vii) that the Merger will be effective under applicable state law.

Furthermore, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken, and we have further assumed that any statement made “to the knowledge of” or otherwise similarly qualified is correct without such qualification.

Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, it is our opinion that: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Acquirer and Company will be a party to the reorganization; (iii) the exchange in the Merger of Acquirer Common Stock and cash for Company Common Stock will not give rise to the recognition of any income, gain or loss to Acquirer, Company, or the stockholders of Company, except, with respect to the stockholders of Company, to the extent of any cash consideration received and with respect to any cash received in lieu of factional shares.

Our opinion expressed herein is based upon the Code, regulations promulgated thereunder, administrative pronouncements and judicial authority, all as in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the Internal

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October 26, 2007

Revenue Service would agree with the opinion expressed herein or, if contested, the opinion would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. We undertake no responsibility to advise you of any new developments in the application or interpretation of relevant federal tax laws. If any of the facts or assumptions pertinent to the U.S. federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

This opinion is being provided solely for the benefit of Company. No other person or party shall be entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement and to the reference to us therein. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

Pepper Hamilton LLP